Exhibit 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) by and between Julie J. Robertson (“Executive”), Noble Corporation plc, a public limited company formed under the laws of England and Wales (“Parent”), and Noble Drilling Services Inc., a Delaware corporation (the “Company” and, together with Parent, the “Employer Parties”), is entered into on February 19, 2020. Executive, Parent, and the Company are sometimes collectively referred to as the “Parties.”

WHEREAS, Executive is currently Chairman of the Board of Directors of Parent (the “Board” or “Board”) and President and Chief Executive Officer of Parent (“Current Position”);

WHEREAS, Executive, Parent and the Company mutually desire to establish and agree on the duties and responsibilities of Executive’s continued services with respect to the Employer Parties and their affiliates in order to strengthen and realign the Employer Parties’ management team; and

WHEREAS, Executive, Parent and the Company mutually desire that Executive’s Current Position be transitioned to “Executive Chairman” of the Board as such term is defined below, and that in such role Executive will oversee certain activities of the Company and will assist and mentor the new President and Chief Executive Officer of Parent to be appointed by the Board to succeed Executive (the “Follow-On CEO”) in transitioning to such positions and roles with Parent.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, and in full compromise, release and settlement, accord and satisfaction and discharge of all claims or causes of action, known or unknown, the Parties agree as follows:

1. Definitions.

(a) Employment Agreement Incorporation. Capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed thereto in that certain Restated Employment Agreement between Executive and the Company, effective as of January 11, 2018 (the “Employment Agreement”).

(b) Executive’s “Nonqualified Termination” shall occur upon the earliest of her (i) Separation from Service by reason of the Company’s or Parent’s termination of her employment for Cause, or (ii) her Separation from Service by reason of Executive’s voluntary termination of her employment for reasons other than death, Disability or Good Reason.

2. Executive Chairman Transition.

(a) Effective as of the date of the Company’s 2020 Annual General Meeting of Shareholders (the “Transition Date”), Executive shall resign as President and Chief Executive Officer of Parent, but shall continue to serve in her role as Chairman of the Board in the capacity of an executive of the Company (“Executive Chairman”). Executive shall, therefore, remain an employee of the Employer Parties and, during such time, shall be entitled to the consideration described in Section 3 below. Executive agrees to take any and all further acts necessary or requested by the Employer Parties to effectuate her resignation of such positions.

(b) As Executive Chairman, Executive shall perform the duties customarily related to such role on a full-time basis, including:

(i) assisting with preparation and conducting of Board meetings including by developing meeting agenda, assisting with the development of Board reports and meeting materials and conducting pre-Board meetings with the Employer Parties’ management team;

(ii) serving as the interface between the Employer Parties’ management and the Board;

(iii) mentoring and advising the Follow-On CEO in transitioning to the President and Chief Executive Officer positions and roles with Parent;

(iv) engaging in succession planning and employee development including by further developing and maintaining succession plans and overseeing and assisting in employee development plans throughout the Employer Parties’ organization;

(v) engaging in matters involving the Employer Parties’ operations and employees including by leading the enhanced environmental, social, and governance (ESG) initiative, advising and assisting with matters involving administration, technology, health, safety and environment (HSE) and ESG, advising the Employer Parties’ management in strategy development and planning, overseeing the continuing development of communication programs to include global employees and all stakeholders and traveling to regional offices to assist with employee-related matters;

(vi) actively engaging to establish, maintain and improve Parent and its affiliates’ relationships with customers and service providers including by resolving issues that may arise with clients and service providers;

(vii) serving as Parent’s representative at industry events and associations to maintain Parent’s leadership in the drilling industry;

(viii) communicating with investors, analysts, lenders and other stakeholders, as needed; and

(ix) performing other responsibilities and special projects as may be determined and assigned by the Board or the Follow-On CEO;

provided, however, that Executive may (w) serve on industry-related, civic or charitable boards or committees, (x) with the approval of the Board, serve on for-profit corporate boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (z) manage Executive’s personal investments, so long as such activities do not significantly interfere with the performance of Executive’s duties hereunder and, in the case of the activities described in clause (x) of this proviso, will not, in the good faith judgment of the Board, constitute an actual or potential conflict of interest with the business of the Employer Parties or any affiliated company.

3. Compensation; Benefits and Related Matters.

(a) Retention Payment; Claw-Back; Initial Release. Contemporaneously with the execution and delivery of this Agreement by the Parties hereto, Executive shall deliver the executed release of claims (the “Initial Release”), attached as Exhibit A, and the Company shall pay Executive an amount in cash totaling $3,750,000 in a lump sum, less withholdings and deductions required by law or as authorized by Executive; provided, however, Executive shall promptly repay such cash amount to the Company if her Nonqualified Termination occurs on or after the date hereof and prior to October 31, 2021 (the “Claw-Back Period”).

(b) Age-Release Payment; Intermediate Release. With this Agreement, the Employer Parties offer Executive a second agreement that includes a release of claims under the Age Discrimination in Employment Act for additional consideration (the “Intermediate Release”), attached as Exhibit B. As described in the Intermediate Release, it is understood that Executive shall have had at least twenty-one (21) days to consider the Intermediate Release and upon her signing of the Intermediate Release, the Company shall pay Executive an amount in cash totaling $100,000 in a lump sum, less withholdings and deductions required by law or as authorized by Executive.

(c) Base Salary. For periods on and after the Transition Date, Executive shall receive a monthly base salary of $41,667 ($500,000, if annualized) (“Base Salary”). The Base Salary shall be payable in installments in accordance with the general payroll practices of the Company in effect at the time such payment is made, but in no event less frequently than monthly, or as otherwise mutually agreed upon. Executive’s Base Salary shall be subject to such increases (but not decreases) as may be determined from time to time by the Board in its sole discretion and Executive’s Base Salary shall not be reduced after any such increase.

(d) Annual Bonus. In respect of the 2020 fiscal year and thereafter, Executive shall be entitled to participate in the Employer Parties’ annual bonus program (currently referred to as the “Short-Term Incentive Program” or “STIP”) at a target bonus level equal to 100% of Executive’s Base Salary (the “Annual Bonus Program”), it being understood that, notwithstanding any provision herein or in the STIP to the contrary, Executive’s Base Salary for the 2020 fiscal year shall, for such purposes, be based on the aggregate amount of base salary paid to Executive during such fiscal year. To the extent Executive earns an annual bonus payment under the Annual Bonus Program (the “Annual Bonus”), such payment shall be paid to Executive in cash no later than the end of the third month of the year next following the year for which the Annual Bonus is awarded (the “Award Year”), it being understood that if Executive’s Separation from Service occurs prior to such payment date by reason of the Company’s or Parent’s termination of her employment for Cause, no payment of the Annual Bonus (or any portion thereof) shall be payable to Executive. For the avoidance of doubt, Executive shall remain eligible for a prorated payment of the Annual Bonus for the Award Year in which her Separation from Service occurs for any reason other than the Company’s or Parent’s termination of her employment for Cause, which prorated payment, in the event the Annual Bonus is earned, shall be based on the number of days during the Award Year that preceded such Separation from Service.

(e) Long-Term Incentive Awards. For periods on and after the Transition Date, Executive may receive additional awards under Parent’s long-term incentive program (currently referred to as the “2015 Omnibus Incentive Plan”) at the discretion of the Compensation Committee of the Board, it being understood that any outstanding awards granted to Executive prior to such time under such program shall remain in effect in accordance with their terms, and in consideration for the benefits provided under this Agreement, Executive further agrees to the partial cancellation of two-thirds (2/3rds) of the long-term incentive awards granted to her under the 2015 Omnibus Incentive Plan on February 14, 2020, which consisted of Performance-Based Restricted Stock Units with a target value of $1,958,000 and Time-Based Restricted Stock Units with a value of $1,602,000 (collectively, the “2020 Grant”), such that, immediately following such partial cancellation, the 2020 Grant shall consist solely of Performance-Based Restricted Stock Units with a target value of $652,667 and Time-Based Restricted Stock Units with a value of $534,000 (it being understood that the number of units or target units to be cancelled under such awards shall be determined in the same manner, and using the same share value of Parent, that was used to set the original number of units or target units thereunder).

(f) Employee Benefits. For the avoidance of doubt, for periods on and after the Transition Date, (i) Executive shall be eligible to participate in all savings and retirement plans, programs and arrangements (both qualified and nonqualified) applicable generally to Executive’s peer executives of the Company and its affiliated companies, and (ii) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under all welfare and fringe benefit plans, programs and arrangements provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death, travel accident insurance and vacation plans, programs and arrangements) to the extent applicable generally to Executive’s peer executives of the Company and its affiliated companies.

(g) Attorneys’ Fees. The Company shall reimburse Executive for all of her reasonable, documented legal fees and expenses associated with the negotiation of this Agreement up to a maximum of $10,000 within thirty (30) days of the Transition Date.

4. Covenants of Executive. Executive recognizes that the Employer Parties’ willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 4, and that Executive’s breach of such provisions could materially damage Parent and its affiliates.

(a) Confidential Information. Parent’s and its affiliates’ trade secrets and other confidential or proprietary information (“Confidential Information”) are valuable, special and unique assets of Parent’s and/or its affiliates’ business, and are the exclusive property of Parent or such affiliates. Executive shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for Executive’s own personal benefit or for the benefit of anyone else, Confidential Information except (i) with Parent’s prior written consent, (ii) as required by applicable law or legal process, or (iii) to the extent such information has become publicly available. Pursuant to the Defend Trade Secrets Act of 2016, Executive is advised that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a United States federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b) Cooperation. For one (1) year following Executive’s Separation from Service (the “Cooperation Period”), Executive shall make herself reasonably available to Parent or its affiliates (including their attorneys) to provide information and assistance as reasonably requested by Parent or its affiliates (it being understood that any such request shall take into consideration Executive’s other personal and professional commitments). Such information and assistance may include testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to Parent or its affiliates in connection with any investigation, claim or suit that relates to matters within the knowledge or responsibility of Executive during her employment (such matters being referred to herein as the “Subject Matters”). Specifically, Executive agrees, during the Cooperation Period (i) to meet with Parent’s or its affiliates’ representatives, their counsel or other designees at reasonable times and places with respect to any matter within the scope of the Subject Matters; (ii) to provide truthful testimony regarding the Subject Matters; (iii) to provide Parent or any of its affiliates with immediate notice of subpoena by any non-governmental adverse party (known to Executive to be adverse to Parent or any of its affiliates or their interests) relating to the Subject Matters; and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives in connection with any claim relating to the Subject Matters. The Company agrees to reimburse Executive for all reasonable, necessary and documented out of pocket expenses incurred by Executive in complying with her obligations under this Section 4(b); provided, however, that any individual expense over $2,000 shall be pre-approved, in writing, by the Company.

(c) Non-Solicitation; No Hire. During the Cooperation Period, Executive shall not, and shall not encourage, approve or assist any company, legal entity or other person, without the prior written consent of the Company, directly or indirectly, solicit, recruit, hire, employ or engage (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the twelve (12) months prior to Executive’s Separation from Service, any rig manager or higher level employee, any officer or any director of Parent or any of its affiliates. However, there shall be no such restrictions regarding any employee laid off or terminated by Company. A general employment advertisement by an entity of which Executive is a part will not constitute solicitation or recruitment.

(d) Remedies. Executive acknowledges and agrees that the terms of this Section 4 are reasonable in scope and are necessary to protect legitimate proprietary and business interests of Parent and its affiliates in their Confidential Information. Executive further acknowledges and agrees that (i) Executive’s breach of the provisions of this Section 4 could cause Parent and its affiliates irreparable harm, which may not be adequately compensated by money damages, and (ii) if Parent elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of Parent’s eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, Parent shall be entitled to seek temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to Parent for such breach, including the recovery of money damages.

5. Protected Rights. Executive acknowledges that nothing contained in this Agreement, limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Parent. While Executive may file a charge or complaint with any federal, state or local governmental agency or commission, should Executive file such a charge or complaint, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any of the Employer Parties or their affiliates, Executive agrees not to seek or accept any resulting payment therefrom. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.

6.	Dispute Resolution.

(a) If any controversy, dispute or claim arises that is based upon, resulting from or relating to this Agreement or Executive’s employment the Company and its affiliates (“Dispute”), the Parties agree that if resolution is not reached by discussion and negotiation within ten (10) business days of the inception and notice to the other Party of the Dispute, to attempt to resolve such Dispute by mediation with a mediator jointly selected by the Parties. The Parties agree to schedule and conduct the mediation within thirty (30) days of the Dispute. If a Party fails to follow these requirements and initiates any proceeding before going through a mediation process in accordance with this paragraph, such Party shall be required to bear all of the other Party’s reasonable attorney’s fees incurred in investigating and responding to such proceeding for a period of thirty (30) days after the other Party received written notice of the commencement of such proceeding. Nothing contained in this Section 6 shall prevent the Parties from initiating a proceeding in the United States District Court for the Southern District of Texas or, if such court lacks subject matter jurisdiction, the state district courts of the State of Texas in Harris County, Texas in order to seek or obtain specific performance or other injunctive relief relating to the covenants contained in Section 4 of this Agreement.

(b) Any Dispute between the Parties shall be resolved exclusively by binding arbitration pursuant to the rules of the then-prevailing Employment Arbitration Rules of AAA (the “Rules”) and the United States Arbitration Act, 9 U.S.C. §§1-16 (the “Act”), with arbitration to occur at Houston, Texas. This paragraph will control over any conflict between this paragraph and the Act or the Rules. The Parties agree that the arbitrator will have the primary power to decide any question about the arbitrability of any claim, dispute or other difference between them, and judgment on the award rendered by the arbitrator may be enforced by any court having jurisdiction thereof in Houston, Texas. The arbitrator shall be selected by mutual agreement of the Parties, if possible. If the Parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one Party of the other Party’s notice of desire to arbitrate, the arbitrator shall be selected from a list or lists of persons submitted by AAA. The arbitrator must be an attorney licensed to practice law by the State Bar of Texas. The Parties agree that all matters subject to the arbitration, including the arbitration itself, shall remain confidential.

7. Governing Law. This Agreement shall be governed, interpreted and enforced for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

8. Entire Agreement; Amendment. Except as specifically set forth herein, this Agreement contains the entire agreement and understanding between the Parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof. This Agreement may be amended only by a writing signed by Executive and by one duly authorized representative of each of the Employer Parties.

9. Tax Withholding. The Employer Parties may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) all other normal deductions made with respect to the Company’s employees generally or as authorized by Executive.

10. Assignability. None of the Parties shall have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any consideration hereunder, and no such consideration shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.

11. Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held as illegal, invalid or unenforceable under applicable law, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

12. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Employer Parties or Executive.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

14. Nonwaiver. No failure or neglect of any Party in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of any other right, power, or privilege or of the same right, power, or privilege in any other instance. All waivers by a Party must be contained in a written instrument signed by the Party to be charged and, in the case of Parent or the Company, by an officer of Parent or the Company, as the case may be (other than Executive), or other duly authorized person.

15. Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s address most recently on file with the Company, or to the Company’s principal office, as the case may be.

16. Section 409A; Other Tax Matters. Notwithstanding anything herein to the contrary, if on the date of Executive’s Separation from Service, Executive is a “specified employee,” as defined in Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), then any portion of any payments, benefits or other consideration under this Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first business day of the seventh month following Executive’s Separation from Service date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum on such date. Executive acknowledges and agrees that Executive is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any consideration she receives under this Agreement. Executive agrees to indemnify the Employer Parties and hold the Employer Parties harmless for any and all taxes, penalties or other assessments that Executive is, or may become, obligated to pay on account of any payments made and other consideration provided to Executive under this Agreement.

17. Certain Acknowledgements of Executive. Executive represents that Executive has relied on Executive’s own knowledge and judgment and on the advice of independent legal counsel of Executive’s choosing and has consulted with such other independent advisors as Executive and Executive’s counsel deemed appropriate in connection with Executive’s review of this Agreement. Based on Executive’s review, Executive acknowledges that Executive fully and completely understands and accepts all the terms of this Agreement and their legal effects, and Executive is entering into this Agreement voluntarily and of Executive’s own free will, with full consideration of any and all rights which Executive may currently have, and that she has the full legal right, power, authority and capacity to execute and deliver this Agreement. Executive further acknowledges that Executive is not relying on any representations or statements made by Parent or any of its affiliates, or by any of their respective officers, directors, employees, affiliates, agents, attorneys or other representatives, regarding this Agreement. Executive also acknowledges that Executive is not relying upon a legal duty, if one exists, on the part of Parent or any of its affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that Executive shall never assert any failure to disclose information on the part of any such person or entity as a ground for challenging this Agreement or any provision hereof.

18. Successors and Heirs. This Agreement shall bind and inure to the benefit of the Employer Parties’ successors and to Executive’s heirs and devisees.

[Execution Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

NOBLE CORPORATION plc

By:	/s/ William E. Turcotte
William E. Turcotte
Senior Vice President, General Counsel and Corporate Secretary

NOBLE DRILLING SERVICES INC.

By:	/s/ William E. Turcotte
William E. Turcotte
Senior Vice President, General Counsel and Corporate Secretary

EXECUTIVE

/s/ Julie J. Robertson
Julie J. Robertson

[Execution Page to Transition Agreement]

EXHIBIT A/B

INITIAL/INTERMEDIATE/FINAL

RELEASE

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is made on and effective as of [February 19, 2020] [_______________________] (the “Determination Date”) by Julie J. Robertson (“Executive”) in favor of Noble Corporation plc, a public limited company formed under the laws of England and Wales (“Parent”), and Noble Drilling Services Inc., a Delaware corporation (the “Company” and, together with Parent, the “Employer Parties”), and the other Releasees (as defined herein) in connection with the Transition Agreement entered into by and between Executive, Parent, and the Company dated February 19, 2020 (the “Transition Agreement”). Unless otherwise defined herein, all capitalized terms used in this Release that are defined in the Transition Agreement shall have the meanings assigned to them in the Transition Agreement.

WHEREAS, the Employer Parties wish to obtain a final release of all claims as of the Determination Date by Executive, and

WHEREAS, Executive is willing to execute and deliver this Release to the Employer Parties, as specifically provided herein.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, and in full compromise, release and settlement, accord and satisfaction and discharge of all claims or causes of action, known or unknown, the Parties agree as follows:

1. Consideration. Following Executive’s execution and return of this Release, provided this Release is not timely revoked by Executive, Executive shall be entitled to the benefits described in Section 3(a) of the Transition Agreement. Executive acknowledges that Executive is not entitled to, and will not receive, any other compensation or benefits from the Company expect as specified herein.

2. Waiver and Release of Claims.

(a) General Release by Executive. In consideration of the foregoing, including the payment described in Section 1 above, which Executive hereby expressly acknowledges as good and sufficient consideration for the releases provided below, Executive hereby unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by applicable law, (i) Parent and all of its predecessors, successors and assigns, (ii) all of Parent’s past, present and future affiliates, parent corporations, subsidiaries, divisions and joint venture entities and all of their respective predecessors, successors and assigns, and (iii) all of the past, present and future officers, directors, managers, shareholders, investors, employee benefit plan administrators, employees, agents, attorneys and other representatives of each of the entities described in the immediately preceding clauses (i) and (ii), individually and in their respective representative capacities (the persons or entities referred to in the immediately preceding clauses (i), (ii) and (iii) being, individually, a “Releasee” and, collectively, the “Releasees”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost or expense (including attorney’s fees) that Executive has, may have or may be entitled to from or against any of the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or not accrued, which arises directly or indirectly out of, or is based on or related in any way to Executive’s employment with or termination of employment from the Company or any of its affiliates, including any such matter arising in respect of the Employment Agreement or that certain Inducement Agreement by and among Executive and the Employer Parties, effective as of January

11, 2018 (such that those agreements shall be of no further force or effect, and are null and void), or from the negligence, gross negligence or reckless, willful or wanton misconduct of any of the Releasees (together, the “Released Claims”); provided, however, that this Release does not apply to, and the Released Claims do not include: [(x) any claim arising from any breach or failure to perform any provision of the Transition Agreement or this Release; [or] (y) any claim for worker’s compensation benefits or any other claim that cannot be waived by a general release][; or (z) any claims arising solely and specifically under the Age Discrimination in Employment Act of 1967]].

(b) Release to be Full and Complete; Waiver of Claims, Rights and Benefits. The Parties intend this Release to cover any and all Released Claims, whether they are contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, whistleblower or retaliation claims, personal injury claims, constructive or wrongful discharge claims, emotional distress claims, pain and suffering claims, public policy claims, claims for debts, claims for expense reimbursement, wage claims, claims with respect to any other form of compensation, claims for attorneys’ fees, other claims or any combination of the foregoing, and whether they may arise under any employment contract (express or implied), policies, procedures, practices or by any acts or omissions of any of the Releasees or whether they may arise under any state, local or federal law, statute, ordinance, rule or regulation, including all Texas employment discrimination laws, Chapter 21 of the Texas Labor Code, the Texas Payday Act, all U.S. federal discrimination laws, [including][other than] the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the National Labor Relations Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002 or common law, without exception. As such, it is expressly acknowledged and agreed that this Release is a general release, representing a full and complete disposition and satisfaction of all of any Releasee’s real or alleged legal obligations to Executive, with the only exceptions being as expressly stated in the proviso to Section 2(a) above. Executive understands and agrees, in compliance with any law, statute, ordinance, rule or regulation which requires a specific release of unknown claims or benefits, that this Release includes a release of unknown claims, and Executive hereby expressly waives and relinquishes any and all Released Claims and any associated rights or benefits that Executive may have, including any that are unknown to Executive at the time of the execution this Release.

(c) Notwithstanding the foregoing, nothing herein waives any claims that Executive may have: (i) to vested benefits pursuant to any plan governed by ERISA; (ii) to any insurance protections or benefits or indemnification rights; or (iii) to any claims first arising, and under circumstances first occurring, after the time that Executive signs this Release.

(d) Certain Representations and Acknowledgements of Executive. Executive represents and warrants that: (i) Executive is the sole and lawful owner of all rights, titles and interests in and to all Released Claims; and (ii) Executive has the fully legal right, power, authority and capacity to execute and deliver this Release. Executive acknowledges that Executive [has been given a reasonable period of time of twenty-one (21) days, in which to consider this Release and] has been advised to discuss the terms of this Release with legal counsel of Executive’s own choosing. Executive represents that Executive has relied on Executive’s own knowledge and judgment and on the advice of independent legal counsel of Executive’s choosing and has consulted with such other independent advisors as Executive and Executive’s counsel deemed appropriate in connection with Executive’s review of this Release. Based on Executive’s review, Executive acknowledges that Executive fully and completely understands and accepts all the terms of this Release and their legal effects, and Executive is entering into this Release voluntarily and of

Executive’s own free will, with full consideration of any and all rights which Executive may currently have. Executive further acknowledges that Executive is not relying on any representations or statements made by Parent or any of its affiliates, or by any of their respective officers, directors, employees, affiliates, agents, attorneys or other representatives, regarding this Release, except to the extent such representations are expressly set forth in this Release. Executive also acknowledges that Executive is not relying upon a legal duty, if one exists, on the part of Parent or any of its affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, to disclose any information in connection with the execution of this Release or its preparation, it being expressly understood that Executive shall never assert any failure to disclose information on the part of any such person or entity as a ground for challenging this Release or any provision hereof.

(e) Covenant Not to Sue. Executive expressly agrees that neither Executive nor any person acting on Executive’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any of the Releasees involving any of the Released Claims. Notwithstanding the foregoing, Executive acknowledges that nothing contained in this Release limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Release does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Parent. This Release does not limit Executive’s right to receive an award for information provided to any government agencies. While nothing in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, should Executive file a charge or complaint with any governmental agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Executive agrees not to seek or accept any resulting payment from the Releasees.

(f) Mutual Non-Disparagement. Executive shall refrain from making, directly or indirectly, in any public or private communication (whether oral, written or electronic), any criticisms or negative or disparaging comments or other statements about Parent or any of the other Releasees, or about any aspect of the respective businesses, operations, financial results or prospects of Parent or any of its affiliates. Notwithstanding the foregoing, it is understood and agreed that nothing in this Release is intended to prevent Executive from making any statements to her spouse or legal advisors, or testifying truthfully in any legal proceeding (including any legal proceeding between the Parties or brought by any governmental authority or other third party) or interfere with any obligation Executive may have to cooperate with or provide information to any government agency or commission. Parent and its affiliates shall refrain from, and Parent shall instruct, in writing, that its officers, directors and human resources representatives and the officers, directors and human resources representatives of its affiliates to refrain from making, directly or indirectly, in any public or private communication (whether oral, written or electronic), any criticisms or negative or disparaging comments or other statements about Executive, or about any aspect of the employment relationship between the Company and Executive, including comments relating to Executive’s resignation. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 2(f) is intended to: (i) prevent any officer, director or human resources representative of Parent from making any statements to other officers or directors of Parent or any legal advisor of Parent or any of its affiliates, or any officer, director or human resources representative of Parent or any of its affiliates from testifying truthfully in any legal proceeding (including any legal proceeding between the Parties or brought by any governmental authority or other third party); or (ii) interfere with any obligation any such officer, director or human resources representative may have to cooperate with or provide information to any government agency or commission.

(g) Parties in Interest. This Release is for the benefit of the Releasees and shall be binding on Executive and her heirs, successors and assigns.

3. Amendment[; Revocation]. This Release may not be clarified, modified, changed or amended except in writing signed by Executive and the Employer Parties. [Notwithstanding any other provision in this Release to the contrary, Executive may revoke this Release, in writing, for up to seven days following the date of Executive’s execution of this Release, by delivering a written notice of Executive’s revocation of this Release to the Company. Any such notice of revocation shall be (a) addressed to William E. Turcotte, Vice President, General Counsel and Corporate Secretary of Parent, c/o the Company at its offices at 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478-3686, or via facsimile or email (facsimile: (281) 491-2092; email: wturcotte@noblecorp.com); and (b) deemed given, delivered and effective on the earliest of: (i) in the case of delivery by facsimile or email, on the date of transmission, if such notice is delivered, and confirmation of receipt is received, by Executive, prior to 5:00 p.m. (Central Time) on a business day, and, otherwise, on the first business day after the date of transmission (provided that Executive has received confirmation of receipt of such transmission); (ii) one business day after when sent, if sent by nationally recognized overnight courier service (charges prepaid); or (iii) upon actual receipt. Executive acknowledges and agrees that if Executive (x) fails to timely sign this Release prior to the close of the twenty-one (21)-day consideration period described in Section 2(d) above or (y) timely revokes this Release, this Release will be null and void and of no effect, and the Company will not have any obligation to pay Executive the consideration described in Section 1 above.]

4. Severability. If any provision of this Release is held to be illegal, invalid or unenforceable under applicable law, that provision shall be severable and this Release shall be construed and enforced as if that illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Release a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. This Release should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

5. Section Headings. Titles and headings to Sections and subsections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions of this Release.

6. Applicable Law. This Release shall be interpreted and construed in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction.

7. Dispute Resolution. The Parties agree to submit any dispute arising out of or relating to this Release to the arbitration procedure as described in Section 6 of the Transition Agreement.

8. Successors and Heirs. This Release shall bind and inure to the benefit of the Employer Parties’ successors and to Executive’s heirs and devisees.

[Execution Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Release as of the Determination Date.

NOBLE CORPORATION plc

By:		Date:
William E. Turcotte
Senior Vice President, General Counsel and Corporate Secretary

NOBLE DRILLING SERVICES INC.

By:		Date:
William E. Turcotte
Senior Vice President, General Counsel and Corporate Secretary

EXECUTIVE

Date:
Julie J. Robertson

[Execution Page to Initial/Intermediate/Final Release]